EXHIBIT 99.3

      List of Companies Whose Employees are Eligible to Participate in CFX Corporation 1995 Stock Option Plan

CFX Corporation
CFX Bank
CFX Mortgage, Inc.
CFX Funding, L.L.C.
Orange Savings Bank